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Exhibit 23

Independent Auditors' Consent

The Partners
Duke Realty Limited Partnership:

We consent to incorporation by reference in the registration statement No. 333-37920-01 on Form S-3 of Duke Realty Limited Partnership of our audit report dated January 30, 2002, except as to note 15, which is as of October 9, 2002, with respect to the consolidated balance sheets and financial statement schedule of Duke Realty Limited Partnership and subsidiaries as of December 31, 2001 and 2000 and the related consolidated statements of operations, cash flows and partners' equity for each of the years in the three-year period ended December 31, 2001.

/s/ KPMG LLP

KPMG LLP
Indianapolis, Indiana
October 14, 2002

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  Exhibit 23
Independent Auditors' Consent